SADIA S.A. AND SUBSIDIARIES

FINANCIAL STATEMENTS

with Report of Independent Auditors

December 31, 2003 and 2002

Contents

Report of Independent Auditors

Balance Sheets

Statements of Income

Statements of Changes in Shareholders' Equity

Statements of Changes in Financial Position

Notes to Financial Statements
      1. Operations
      2. Preparation and Presentation of the Financial Statements
      3. Summary of the Principal Accounting Practices
      4. Long- and Short-term Investments
      5. Inventories
      6. Recoverable Taxes
      7. Investments
      8. Property, Plant and Equipment
      9. Deferred Charges
      10. Loans and Financing - Short-Term
      11. Loans and Financing - Long-Term
      12. Contingencies
      13. Income and Social Contribution Taxes
      14. Shareholders’ Equity
      15. Financial Income (Expenses), Net
      16. Risk Management and Financial Instruments
      17. Non-operating Results
      18. Employees’ and Executives Profit Sharing
      19. Insurance (unaudited)
      20. Transactions with Related Parties
      21. Private Pension Plan
      22. Additional Information

Board of Directors

Officers

A free translation from Portuguese into English of Report of Independent Auditors on financial statements prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sadia S.A.

1. We have audited the accompanying balance sheets of Sadia S.A. and Sadia S.A. and subsidiaries as of December 31, 2003 and 2002, and the related statements of income, shareholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

2. Our audits were conducted in accordance with generally accepted auditing standards in Brazil and included: a) the planning of our work, taking into consideration the materiality of balances, the volume of transactions and the accounting and internal control systems of the Company; b) the examination, on a test basis, of documentary evidence and accounting records supporting the amounts and disclosures in the financial statements; and c) an assessment of the accounting practices used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation.

3. As described in Note 21c, in interpretation of Article 49 of the Brazilian Securities Commission (CVM) Resolution N 371/ 2000 as of December 31, 2001 the Company recorded an actuarial asset adjustment resulting from the surplus provided by the Attílio Xavier Fontana Foundation as an offsetting item to retained earnings in shareholders' equity without affecting the results for that year. At December 31, 2003, with the perspective that the actuarial asset would not be realized, the company decided to reverse it. With the support of the response from CVM to a formal technical consultation, the reversal of actuarial asset was recorded as an offset to retained earnings in shareholders' equity, without reducing therefore net income for the year ended December 31, 2003, in the amount of approximately R$70,500 thousand, net of corresponding tax effects.

4. In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Sadia S.A. and the consolidated financial position of Sadia S.A. and subsidiaries at December 31, 2003 and 2002, and the results of their operations, specifically except for the effect on the December 31, 2003 results caused by the subject mentioned in paragraph 3, the respective changes in their shareholders' equity and changes in their financial position for the years then ended, in accordance with the accounting practices adopted in Brazil.

São Paulo, February 3, 2004

ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/0-6 "S" SC

Sergio Ricardo Romani
Accountant CRC 1RJ072321/S-0 "S" SC

A free translation from Portuguese into English of financial statements prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil

BALANCE SHEETS
December 31, 2003 and 2002
(In thousands of reais)

	Company		Consolidated
	2003	2002	2003	2002
Assets
Current assets:
Cash	91,130	131,850	230,403	142,983
Short-term investments	972,050	1,000,486	2,143,598	1,169,801
Trade accounts receivable - domestic market	219,136	192,308	219,740	192,487
Trade accounts receivable - foreign market	649,783	385,449	267,965	222,725
Allowance for doubtful accounts	(30,461)	(25,663)	(33,769)	(40,504)
Recoverable taxes	138,106	127,559	140,260	130,586
Inventories	880,896	859,075	920,564	877,366
Other receivables	38,772	42,998	48,203	53,584
Assets available for sale	4,760	11,866	4,820	11,879
Prepaid expenses	5,483	3,467	6,358	5,393
Deferred tax credits	65,567	26,536	65,567	26,536
Total current assets	3,035,222	2,755,931	4,013,709	2,792,836
Noncurrent assets:
Receivables from related parties	27,402	26,337	-	-
Long-term investments	154,575	153,674	236,960	1,002,352
Deposits in court	74,972	69,044	75,078	69,044
Recoverable taxes	74,143	112,440	74,526	113,701
Deferred tax credits	78,448	68,476	81,039	69,125
Pension plan	-	114,982	-	114,982
Assets available for sale	14,910	20,801	14,910	20,801
Other receivables	14,910	11,070	16,755	11,226
	439,360	576,824	499,268	1,401,231
Permanent assets:
Investments	670,615	321,099	17,232	12,512
Property, plant and equipment	886,549	894,572	889,331	902,918
Deferred charges	67,045	105,748	68,126	107,018
	1,624,209	1,321,419	974,689	1,022,448
Total assets	5,098,791	4,654,174	5,487,666	5,216,515

	Company		Consolidated
	2003	2002	2003	2002
Liabilities and shareholders' equity
Current liabilities:
Loans and financing	1,096,522	1,477,348	1,415,337	2,002,504
Trade accounts payable	368,881	245,860	377,849	250,400
Advances from customers	13,441	17,023	746	890
Salaries and social charges payable	17,214	14,278	17,462	14,634
Taxes payable	53,757	41,187	62,193	46,645
Dividends payable	87,963	55,666	87,963	55,666
Provision for vacations pay	52,427	42,192	53,103	42,328
Deferred taxes	-	843	-	843
Employee bonus accrual	141,485	22,848	142,315	23,164
Other payables	77,915	84,139	140,183	116,475
Total current liabilities	1,909,605	2,001,384	2,297,151	2,553,549
Noncurrent liabilities:
Loans and financing	1,501,216	1,197,077	1,502,994	1,205,160
Taxes payable	31,235	93	31,290	1,217
Provision for contingencies	63,915	54,927	68,013	57,273
Provision for losses on investments	62	28	-	-
Deferred taxes	9,802	46,684	9,802	46,684
Employee benefit plan	71,868	63,142	71,868	63,142
Other payables	15,904	27,151	19,139	27,473
	1,694,002	1,389,102	1,703,106	1,400,949

Minority interest in subsidiaries	-	-	(13)	363

Shareholders' equity:
Capital	1,000,000	700,000	1,000,000	700,000
Income reserves	470,450	468,413	470,450	468,413
Treasury stock	(198)	(198)	(198)	(198)
Retained earnings	24,932	95,473	17,170	93,439
	1,495,184	1,263,688	1,487,422	1,261,654

Total liabilities and shareholders' equity	5,098,791	4,654,174	5,487,666	5,216,515
See accompanying notes.

STATEMENTS OF INCOME
Years ended December 31, 2003 and 2002
(In thousands of reais, except per share information)

	Company		Consolidated
	2003	2002	2003	2002
Gross operating revenue:
Domestic market	3,188,246	2,631,001	3,195,807	2,729,894
Foreign market	2,373,268	1,771,902	2,659,628	1,959,380
	5,561,514	4,402,903	5,855,435	4,689,274
Sales deductions:
Value-added tax on sales	(489,790)	(378,067)	(536,475)	(399,717)
Sales deductions	(21,691)	(20,481)	(26,836)	(50,714)

Net operating revenue	5,050,033	4,004,355	5,292,124	4,238,843

Cost of goods sold	(3,733,235)	(2,961,394)	(3,738,355)	(2,938,999)
Gross profit	1,316,798	1,042,961	1,553,769	1,299,844

Operating income (expenses):
Selling expenses	(816,453)	(728,411)	(943,660)	(882,796)
Management compensation	(11,047)	(9,555)	(11,047)	(9,555)
General and administrative expenses	(47,398)	(43,550)	(47,401)	(44,736)
Other operating income (expenses)	(29,491)	(18,636)	(39,986)	(23,827)
Financial income (expenses), net	(162,687)	(239,024)	148,712	(183,363)
Equity pickup	348,571	217,806	(63,678)	88,354
Operating income	598,293	221,591	596,709	243,921

Nonoperating income (expense)	(17,888)	591	(20,418)	1,463

Income before income and social contribution taxes	580,405	222,182	576,291	245,384

Current income and social contribution taxes	(37,002)	3,653	(40,414)	325
Deferred income and social contribution taxes	50,388	34,580	52,330	12,724
Employee bonus accrual	(141,300)	(24,289)	(141,793)	(24,678)

Net income	452,491	236,126	446,414	233,755

Minority interest	-	-	(349)	(337)

Controlling shareholder equity interest	452,491	236,126	446,763	234,092

Earnings per thousand outstanding shares - in reais	662.80	345.87	-	-

See accompanying notes.

See accompanying notes.

STATEMENT OF SHAREHOLDERS' EQUITY
Years ended December 31, 2003 and 2002
(In thousands of reais)

		Income reserves					Total Shareholders' equity
	Capital	Legal reserve	Expansion reserve	Research and development reserve	Treasury shares	Retained earnings
Balances at December 31, 2001	700,000	21,116	241,396	46,442	(198)	112,843	1,121,599
Pension plan	-	-	-	-	-	(17,370)	(17,370)
Net income for the year	-	-	-	-	-	236,126	236,126
Appropriation of income:
Income reserves	-	11,806	135,847	11,806	-	(159,459)	-
Interest on Shareholders' equity	-	-	-	-	-	(76,667)	(76,667)
Balances at December 31, 2002	700,000	32,922	377,243	58,248	(198)	95,473	1,263,688
Capital increase	300,000	(21,085)	(241,610)	(37,305)	-	-	-
Pension plan	-	-	-	-	-	(70,541)	(70,541)
Net income for the year	-	-	-	-	-	452,491	452,491
Appropriation of income:
Income reserves	-	22,625	256,787	22,625	-	(302,037)	-
Interest on Shareholders' equity	-	-	-	-	-	(150,454)	(150,454)
Balances at December 31, 2003	1,000,000	34,462	392,420	43,568	(198)	24,932	1,495,184

See accompanying notes.

STATEMENTS OF CHANGES IN FINANCIAL POSITION
Years ended December 31, 2003 and 2002
(In thousands of reais)

	Company		Consolidated
	2003	2002	2003	2002
Sources of working capital
From operations:
Net income for the year	452,491	236,126	446,414	233,755
Items that do not affect working capital:
Minority interest in operating results	-	-	349	337
Depreciation, amortization and depletion	134,990	113,924	137,062	122,485
Long-term interest and variations	47,475	235,917	176,751	(47,784)
Result of disposal of permanent assets	18,341	5,618	24,348	4,471
Equity pickup	(350,469)	(217,681)	64,292	(89,314)
Deferred income tax	(46,854)	(18,240)	(48,796)	(14,084)
	255,974	355,664	800,420	209,866
From third parties:
Sale of permanent assets	5,025	3,025	5,032	4,353
Dividends / interest on shareholders' equity received	4,023	3,195	-	-
Increase in liabilities / (decrease) in assets	370,829	(11,795)	935,137	(30,224)
Transfer from permanent to current assets	-	2,398	-	3,300
Incorporated working capital - Granja Rezende	-	184,425	-	-
Total sources of working capital	635,851	536,912	1,740,589	187,295

Applications of working capital
Investment acquisitions	3,036	15,505	-	-
Property, plant and equipment acquisitions	100,919	111,550	102,124	111,927
Additions to deferred charges	7,729	8,425	8,096	9,425
Dividends / interest on shareholders' equity paid	150,454	76,667	150,454	76,667
Pension plan	-	17,370	-	17,370
Transfer from current to permanent assets	2,643	-	2,644	-
Total applications of working capital	264,781	229,517	263,318	215,389

Working capital increase (decrease)	371,070	307,395	1,477,271	(28,094)

Change in working capital
At end of year	1,125,617	754,547	1,716,558	239,287
At beginning of year	754,547	447,152	239,287	267,381
Working capital increase (decrease)	371,070	307,395	1,477,271	(28,094)
See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
(In thousands of reais)

1. Operations

The Company's principal business activities are organized into three operational segments: the industrial processing and distribution of food products, and the production of pork and poultry (chickens and turkeys) for sale in Brazil and abroad. The industrially processed products segment has been the principal focus of the Company's investments over the recent years and comprises products such as oven-ready frozen food, refrigerated pizzas and pasta, margarine, industrially processed poultry and pork by-products, breaded products, a diet line and pre-sliced ready-packed products.

2. Preparation and Presentation of the Financial Statements

The financial statements are the responsibility of the Company's management and were prepared in compliance with the provisions of Brazil's Corporation Law and the norms of the Brazilian Securities Commission - CVM. Financial statements and notes are stated in thousands of reais, unless otherwise indicated.

The financial statements are prepared on the basis of assessments to determine the values of certain assets and liabilities, as well as necessary provisions that reflect the Management's best estimates, which may however vary in relation to real data and values.

Pension plans, employees' benefits and corresponding deferred taxes were reclassified in the balance sheet for December 31, 2002 in order to allow better comparability with the balance sheet for December 31, 2003.

3. Summary of the Principal Accounting Practices

a) Operating income and expenses

These are recognized on the accrual basis. Sales and related costs are recognized at the time of delivery of products.

b) Long- and short-term investments

Investment funds in local and foreign currency are stated at market value according to the respective fund shares on the date of the balance sheet.

Long- and short-term investments in local currency are stated at cost plus earnings to the balance sheet date, not exceeding market value.

Long- and short-term investments in foreign currency are stated at acquisition cost plus interest earned and the realization of the investment discount based on the time between acquisition and maturity. These notes are classified based on the respective expected redemption and a comparison with market value is presented in Note 16b.

These investments also include the portion receivable from swap contracts shown by the difference between the nominal value of these contracts and those updated by the variation of the US dollar plus interest earned up to the date of the financial statements, as well as receivables arising from future currency contracts shown by the difference of the nominal value updated by the US dollar quotation on the date of future maturity and on the date of the financial statements, not exceeding market value. The payable portion of these contracts is classified under loans and financing.

c) Allowance for doubtful accounts

The allowance for doubtful accounts is calculated on estimated losses in an amount considered sufficient to cover possible losses on receivables.

d) Inventories

These are stated at their average acquisition or production cost, not exceeding replacement or realizable value. The elimination of unrealized result in consolidated inventories is stated in item k) below.

e) Investments

Investments in subsidiaries are stated by the equity method in the Company's statements, based on their equities on the same date, presented in Note 7, and applying the same accounting practices. The gains or losses due to changes in the participation percentages are presented in nonoperating results.

The financial statements of foreign subsidiaries is translated into Brazilian reais, based on the following criteria:

" Balance sheet accounts at the exchange rate at the end of the period.
" Statement of income accounts at the exchange rate at the end of each month.

Other investments are stated at acquisition cost, reduced by an adjustment to cover losses considered permanent.

f) Property, plant and equipment

These are stated at acquisition or construction cost, less accumulated depreciation, inflation adjusted until December 31, 1995. Depreciation is computed by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8. Interest accrued on construction projects' financing, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

g) Deferred charges

Represent pre-operating costs incurred in the implementation of management software, plant expansion and modernization, which are amortized over 5 years as from the beginning of operation.

h) Current and non-current liabilities

Current and non-current liabilities are stated at known or estimated values increased by related charges and monetary and exchange variations through the balance sheet date.

i) Income and social contribution taxes

Are computed on a monthly basis at the tax rates in force. The reconciliation of income and social contribution taxes as well as the composition of deferred income and social contribution taxes on loss carryforwards and timing differences are shown in Note 13.

j) Employees' benefits

Employees' benefits are stated based on actuarial studies prepared annually at close of year, as detailed in note 21d.

k) Consolidated financial statements

The consolidated financial statements include the accounts of Sadia S.A. and its direct and indirect subsidiaries, including investments in joint ventures. Consolidated direct or indirect subsidiaries and the corresponding shareholdings of the Company are as follows:

	Shareholdings in
	2003	2002
Sadia International Ltd.	100.00%	100.00%
Sadia Uruguay S.A.	100.00%	100.00%
Sadia Alimentos S.A.	0.01%	-
Sadia Argentina S.A.	-	0.02%
Sadia Chile S.A.	60.00%	60.00%
Sadia Alimentos S.A.	99.99%	-
Sadia Argentina S.A.	-	99.98%
Sadia Itália S.R.L.	99.99%	99.99%
Churrascaria Beijing Brazil Ltd. (*)	50.00%	50.00%
Concórdia Foods Ltd. (*)	50.00%	50.00%
Sadia Europe Ltd.	100.00%	100.00%
Concórdia S.A. C.V.M.C.C.	99.99%	99.99%
Rezende Óleo Ltda.	100.00%	100.00%
Rezende Marketing e Comunicações Ltda.	0.09%	0.09%
Concórdia S.A. C.V.M.C.C.	0.001%	0.001%
Rezende Marketing e Comunica&ccedil;ões Ltda.	99.91%	99.91%
Sadia G.M.B.H.	100.00%	100.00%
Laxness F. C. P. A. Lda.	100.00%	100.00%
EzFood Serviços S.A. (*)	33.33%	33.33%
(*) "Joint-Ventures"

Transactions and balances between the companies included in the consolidation have been eliminated. Minority interest was excluded from shareholders' equity and net income and is presented separately in the consolidated balance sheet and statement of income.

In the case of joint ventures, the assets, liabilities and shareholders' equity, and the end of year balance were consolidated proportionately to the Company's shareholdings.

Reconciliation of shareholders' equity and net income of the Company to the consolidated shareholders' equity and net income is as follows:

	Net income	Shareholders' equity
	2003	2003	2002
Financial Statements - Company	452,491	1,495,184	1,263,688
Elimination of unrealized profits on inventories in intercompany operations, net of taxes.	(7,762)	(9,796)	(2,034)
Reversal of the elimination of unrealized result in inventories, net of taxes, resulting from intercompany operations at December 31, 2002.	2,034	2,034	-
Financial Statements - Consolidated	446,763	1,487,422	1,261,654

4. Long- and Short-term Investments

	Interest % (annual average)	Company		Consolidated
		2003	2002	2003	2002
Short-term investments
Local currency
Investment funds	17.73	856,749	173,263	890,837	201,243
Bank deposit certificates	17.73	38,101	723,999	38,101	723,999
Treasury bills - LFT	18.15	52,711	-	52,711	-
Others		-	501	-	501
		947,561	897,763	981,649	925,743
Foreign currency
Interest-bearing current account	1.20	-	-	697,814	95,914
Investment funds	17.82	-	-	368,883	-
Swap contracts		1,914	45,720	1,914	45,720
Future markets contracts		13,998	-	71,347	20,590
		15,912	45,720	1,139,958	162,224
		963,473	943,483	2,121,607	1,087,967
Short-term portion of long-term investments
Foreign currency
National Treasury Notes - NTN	11.00	8,577	57,003	8,577	57,003
Brazil Global 09	12.72	-	-	-	17,176
Brazil C Bearer Bonds	8.00	-	-	304	7,527
Global Notes - private	10.00	-	-	13,110	128
		8,577	57,003	21,991	81,834
Total short-term		972,050	1,000,486	2,143,598	1,169,801

Long-term investments
Local currency
Bank deposit certificates	23.98	-	52,101	-	52,101
Treasury bills - LFT	18.15	79,481	-	79,481	-
National Treasury Securities - CTN	12.00	17,660	14,524	17,660	14,524
Others		-	696	-	696
		97,141	67,321	97,141	67,321
Foreign currency
Investment funds	17.82	-	-	65,987	-
National Treasury Notes - NTN	11.00	8,577	67,579	8,577	67,579
Brazil Global 09	12.72	-	-	-	622,753
Brazil C Bearer Bonds	8.00	-	-	16,702	234,728
Global Notes - private	10.00	-	-	13,110	16,028
Swap contracts		57,434	75,777	57,434	75,777
		66,011	143,356	161,810	1,016,865
Total long-term		163,152	210,677	258,951	1,084,186
Short-term portion of long-term investments		(8.577)	(57,003)	(21,991)	(81,834)
Long-term portion		154,575	153,674	236,960	1,002,352

Long-term investments as of December 31, 2003 mature as follows:

	Company	Consolidated
Maturity	2003	2003
Short-term portion of long-term investments	8,577	21,991
2005	105,731	105,731
2006	29,790	29,790
2007	821	821
2008	573	573
2009	-	-
2010 and afterwards	17,660	100,045
	163,152	258,951

During the year the Company sold part of its Brazilian public debt bonds portfolio (Brazil C Bearer Bonds and Brazil Global 09), realizing earnings of approximately R$86,500, mainly resulting from the rise in value of these bonds.

As part of its financial risk management strategy, on December 30, 2003, the Company used its Brazilian public bonds portfolio (Brazil Global and Brazil C Bearer Bonds) and private company Global Notes, reduced by the respective financings linked to these bonds, in order to acquire shares in three foreign investment funds, managed by unrelated financing institutions. The Company is presently the only shareholder although the investment funds are open-ended.

The Concórdia Foreign Investment Fund Class A and Taurus Fund Limited investment funds are market floated and settled daily. The Concórdia Foreign Investment Fund Class B will be valued according to the stock profit curve and will be held to maturity as a result of the hedge strategy.

The breakdown of bonds and respective financing used in paying net assets of investment funds on December 30 2003 is as follows:

	Financial Balance 12/30/03	Sales Income	Paid-in shareholders' Equity
Concórdia Foreign Investment Class A
Brazil Global	621,268	8,751	630,019
Brazil C Bears Bonds	97,958	1,702	99,660
Private Global Notes	79,762	2,277	82,039
Financings	(479,154)	-	(479,154)
	319,834	12,730	332,564
Concórdia Foreign Investment Class B
Brazil Global	150,227	-	150,227
Brazil C Bears Bonds	16,584	-	16,584
Financings	(101,232)	-	(101,232)
	65,579	-	65,579
Taurus Fund Limited
Brazil Global	19,525	2,005	21,530
Private Global Notes	48,250	2,115	50,365
Financings	(36,704)	-	(36,704)
	31,071	4,120	35,191
	416,484	16,850	433,334

5.Inventories

	Company		Consolidated
	2003	2002	2003	2002
Finished goods and products for resale	228,317	191,308	267,888	209,163
Livestock and poultry for slaughtering and sale	391,069	413,904	391,069	413,904
Raw materials	128,544	124,774	128,561	124,806
Storeroom	19,838	24,991	19,838	24,991
Packaging materials	28,766	31,188	28,766	31,188
Stock in transit	6,656	2,480	6,727	2,882
Work in process	75,347	67,580	75,347	67,580
Advances to suppliers	1,413	647	1,422	649
Imports in transit	946	2,203	946	2,203
	880,896	859,075	920,564	877,366

6. Recoverable Taxes

	Company		Consolidated
	2003	2002	2003	2002
IPI (federal VAT)	102,165	152,308	102,519	152,662
ICMS (state VAT)	52,635	63,839	54,175	65,665
Income and social contribution taxes	39,584	17,720	40,212	19,731
Others	17,865	6,132	17,880	6,229
	212,249	239,999	214,786	244,287
Short-term portion	138,106	127,559	140,260	130,586
Long-term portion	74,143	112,440	74,526	113,701

IPI (federal VAT)

Corresponds to presumed IPI tax credit on packaging and inputs and presumed IPI credit for reimbursement of PIS/PASEP and COFINS taxes on exports and IPI credit premium.

ICMS (stated VAT)

The balance to be offset against taxes of the same nature generated by operations at various plants.

Income and social contribution taxes

Represent withholding income tax on long- and short-term investments and income and social contribution tax prepayments via offsetting against federal taxes and contributions.

7. Investments

Investments	Ownership	Shareholder's Equity	Net income (loss) for the year	Equity Pick-up	Investment balances
					2003	2002
Sadia International Ltd.	100.00%	141,127	19,003	(18,117)	141,127	159,244
Concórdia S.A. CVMCC	99.99%	41,056	7,127	9,118	41,055	35,960
Sadia G.M.B.H.	100.00%	485,517	391,152	362,311	485,517	123,207
Rezende Óleo Ltda.	100.00%	(33)	(33)	(33)	-	-
Rezende Marketing e Comun. Ltda.	99.91%	(30)	(2)	(2)	-	-
EzFood Serviços S.A.	33.33%	4,594	(8,146)	(2,808)	1,532	1,304
Total in subsidiaries				350,469	669,231	319,715
Other investments				-	1,384	1,384
Total investments of the Company				350,469	670,615	321,099
Other investments of subsidiaries/affiliates				-	15,849	11,128
Investments eliminated on consolidation				(414,761)	(669,232)	(319,715)
Total consolidated investments				(64,292)	17,232	12,512

Company: - investments valued by the equity method generated a net accumulated gain at December 31, 2003 of R$350,469; (operating equity pickup of R$348,571, loss on the translation of investments in foreign currency of R$65,960 and non-operating equity pickup of R$1,898).

Consolidated: - investments valued by the equity method generated a net accumulated loss at December 31, 2003 of R$64,292; (operating equity pickup of R$63,678 of loss on translation of investments in foreign currency, recorded as operating result, and non-operating equity pickup of R$614).

8. Property, Plant and Equipment

	Average rate	Company		Consolidated
		2003	2002	2003	2002
Buildings	4%	676,687	674,162	677,733	678,849
Machinery and equipment	15%	750,938	761,911	753,685	769,675
Installations	10%	167,331	166,161	167,566	166,244
Vehicles	27%	16,050	18,656	16,458	18,710
Forestation and reforestation	-	16,299	14,276	16,299	14,276
Trademarks and patents	10%	1,769	1,963	1,783	1,977
Construction in progress	-	96,672	54,495	96,673	54,495
Advances to suppliers	-	7,523	7,384	7,546	7,386
Rights of use	-	247	227	1,492	785
		1,733,516	1,699,235	1,739,235	1,712,397
Depreciation/Amortization		(846.967)	(804,663)	(849,904)	(809,479)
		886,549	894,572	889,331	902,918

The portion of interest accrued on financing modernization projects and expansion of the industrial units was stated at cost of the respective construction in progress in the amount of R$4,903 (R$5,768 in 2002).

Certain Company assets are not being used in current operations and therefore are available for sale. These assets are stated at their estimated net realizable value of R$19,730 (R$32,680 in 2002), net of potential costs of sale.

Company management has been adopting initiatives for the sale of these assets and, in accordance with expected income realization, classified R$4,820 (R$11,879 in 2002) in short-term and R$14,910 (R$20,801 in 2002) in long-term.

9. Deferred Charges

	Rate	Company		Consolidated
		2003	2002	2003	2002
Preoperating expenses	25%	228,065	224,380	230,115	231,627
Products development	20%	8,524	8,524	8,524	8,524
Others	20%	125	57	213	130
		236,714	232,961	238,852	240,281
Accumulated amortization		(169,669)	(127,213)	(170,726)	(133,263)
		67,045	105,748	68,126	107,018

The Company revised its assumptions for the amortization of preoperating expenses incurred in the implementation of management software, reducing the amortization period from 5 to 4 years. This change in the amortization estimate results from the planned implementation of a new version of the software as from 2005. This change generated an additional amortization for the year in the amount of R$11,657.

10. Loans and Financing - Short-Term

	Company		Consolidated
	2003	2002	2003	2002
Short-term
Foreign currency
Credit lines for the development of foreign trade, with interest rates from 4.15% to 5.11% p.a., guaranteed by promissory notes or sureties.	-	-	310,662	522,065
Advance on Foreign Exchange Contracts subject to Libor - 06 months (1.21% in December 2003) and interest of 3.03% p.a., guaranteed by promissory notes or sureties.	153,616	740,876	153,616	740,876
Swap contracts	33,652	-	33,652	-
Future markets contracts	-	-	8,153	-
	187,268	740,876	506,083	1,262,941
Local currency
Rural credit lines and working capital loans with interest of 8.75% p.a.	194,338	191,709	194,338	191,709
Swap contracts	51,000	-	51,000	-
	245,338	191,709	245,338	191,709
	432,606	932,585	751,421	1,454,650
Short-term portion of long-term debt
Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments payable in installments, of which R$128,656 is subject to interest at the rate of 8.52% p.a., R$48,949 at 9.05% p.a., guaranteed by real estate mortgages.	177,605	66,621	177,605	66,621
Export financing composed by prepayment subject to Libor variation for 6-month deposits (1.21% in December 2003) plus annual interest of 5.65%, guaranteed by promissory notes or sureties.	284,645	98,670	284,645	98,670
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINEM in the amount of R$18,867 subject to weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% p.a. and FINAME EXIM in the amount of R$28,569 subject to weighted average of exchange variation of currencies traded by BNDES-UMBNDES and fixed interest of 3.86%, guaranteed by mortgage bond and real estate mortgage.	47,436	32,473	47,436	32,473
Others	13,613	8,431	13,613	11,522
	523,299	206,195	523,299	209,286
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINAME in the amount of R$ 9,604 subject to Long-Term Interest Rate -TJLP (11.0% p.a. in December 2003) and interest of 3.27% p.a., FINAME-EXIM in the amount of R$ 102,377 subject to TJLP (11.0% p.a. in December 2003) and interest of 2.89% p.a. and FINEM in the amount of R$ 22,092 subject to TJLP (11.0% p.a. in December 2003) and interest of 3.50% p.a., guaranteed by mortgage bond and real estate mortgage.	134,073	332,116	134,073	332,116
PESA - Special Aid for Agribusiness payable in installments, subject to IGPM variation and annual interest of 9.76%, guaranteed by sureties.	6,244	6,120	6,244	6,120
Others	300	332	300	332
	140,617	338,568	140,617	338,568
Short-term portion of long-term debt	663,916	544,763	663,916	547,854
Total short-term	1,096,522	1,477,348	1,415,337	2,002,504

At December 31, 2003 the weighted average interest on short-term loans was 5.19% p.a. (5.12% p.a. in 2002).

11.Loans and Financing - Long-Term (Continued)

	Controladora		Consolidado
	2003	2002	2003	2002
Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments in property, plant and equipment, of which R$128,656 is subject to interest at the rate of 8.52% p.a. and R$48,949 at 9.05% p.a., guaranteed by real estate mortgages.	177,605	419,951	177,605	419,951
Export financing composed by prepayment, payable in installments up to 2010, subject to Libor variation for 6-month deposits (1.21% in December 2003) plus annual interest of 5.65%, guaranteed by promissory notes or sureties.	1,196,174	527,345	1,196,174	527,345
BNDES (National Bank for Economic and Social Development), payable from 2004 to 2009, composed as follows: FINEM in the amount of R$61,179 subject to weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% and FINAME EXIM in the amount of R$46,806 subject to weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed annual interest of 3.86%, guaranteed by mortgage bonds and real estate mortgages.	107,985	142,429	107,985	142,429
Swap contracts	5,867	-	7,645	-
Others	13,613	25,077	13,613	36,251
	1,501,244	1,114,802	1,503,022	1,125,976
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, payable from 2004 to 2008, composed as follows: FINAME in the amount of R$25,754 subject to Long-Term Interest Rate -TJLP (11.0% p.a. in December 2003) and interest of 3.27% p.a., FINAME-EXIM in the amount of R$321,631 subject to TJLP (11.0% p.a. in December 2003) and interest of 2.89% p.a. and FINEM in the amount of R$67,800 subject to TJLP (11.0% p.a. in December 2003) and interest of 3.50% p.a., guaranteed by mortgage bonds and real estate mortgages.	415,185	518,595	415,185	518,595
PESA - Special Aid for Agribusiness payable in installments from 2004 to 2020, subject to IGPM variation and annual interest of 9.76% p.a., guaranteed by sureties.	114,233	105,130	114,233	105,130
Swap contracts	128,513	-	128,513	-
Others	5,957	3,313	5,957	3,313
	663,888	627,038	663,888	627,038
	2,165,132	1,741,840	2,166,910	1,753,014
Short-term portion of long-term debt	(663,916)	(544,763)	(663,916)	(547,854)
Total long-term	1,501,216	1,197,077	1,502,994	1,205,160

Loans and financing in foreign currency are indexed to the U.S. dollar and BNDES currency baskets (UMBNDES).

The non-current portions of financings at December 31, 2003 mature as follows:

	Company	Consolidated
Maturity	2003	2003
Short-term portion of long-term debt	663,916	663,916
2005	614,195	615,973
2006	277,987	277,987
2007	321,160	321,160
2008	73,375	73,375
2009	53,559	53,559
2010 onwards	160,940	160,940
	2,165,132	2,166,910

The IFC funding involves certain restrictive covenants for distribution of dividends additional to minimum mandatory dividends when obligations, such as certain consolidated financial ratios, are not met. At December 31, 2003, the Company did not meet the obligation in connection with consolidated short and long-term indebtedness ratios; for this reason, the Company reclassified the portion of long-term debt amounting to R$152,886 to short-term.

12. Contingencies

The Company and its subsidiaries is a party to several claims of labor, civil and tax nature in progress, resulting from its normal business activities. The respective provisions for contingencies were constituted based on the evaluation by the Company's legal counsel, which deemed that an unfavorable outcome is likely. Whenever necessary, judicial deposits were made.

The Company's fiscal and corporate books are subject to inspection by tax authorities for different statutes of limitations, according to applicable law.

The Company management believes that the provision for contingencies shown below is sufficient to cover any losses arising from legal actions.

	Company		Consolidated
	2003	2002	2003	2002
Tax claims	32,665	27,248	36,729	29,572
Civil claims	17,705	16,261	17,706	16,261
Labor claims	13,545	11,418	13,578	11,440
	63,915	54,927	68,013	57,273

Tax Litigation

The main tax contingencies involve the following cases:

Income and Social Contribution Taxes on Net Profit

Provision for income and social contribution taxes on net profit amounting to R$6,078, set up on the acquisition of the subsidiary Granja Rezende (merged in 2002).

State VAT (ICMS)

The Company is a defendant in several administrative cases involving ICMS, mainly in the States of São Paulo, Rio de Janeiro and Amazonas (SUFRAMA), totaling a probable contingency estimated at R$21,155.

National Institute of Social Security (INSS)

The Company filed a refutation against collection of the contribution to the National Institute of Social Security (INSS) on salaries of third parties rendering services in civil construction work at the Uberlândia Unit, due to joint liability. This case started before the acquisition of Granja Rezende by Sadia. This contingency was estimated at R$919.

Other Tax Contingencies

Several cases related to payment of IOF (Tax on Financial Operations), PIS (Social Integration Program Tax), COFINS (Tax for Social Security Financing) and others totaling a probable loss of R$8,577.

IPI Credit Premium - Decree Law No. 491/69

Sadia S.A., successor of the merged companies Sadia Concórdia S.A. and Frigobrás Companhia Brasileira de Frigoríficos S.A., has been claiming through judicial proceedings the benefit of the IPI credit premium on exports, under Decree Law No. 491/69, for the period from 1981 to 1990.

In May 2002 Sadia Concórdia and Frigobrás obtained final unappealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concórdia and Frigobrás.

The Company is still awaiting the judgment of the judicial proceeding involving Frigobrás for the period from December 1988 to October 1990 to recognize the corresponding tax credit.

Civil Litigation

Represents principally proceedings involving claims for indemnification for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations in the amount of R$9,673 and several civil claims in connection with issues related to poultry genetics in the amount of R$8,033 at December 31, 2003.

Labor Claims

There are approximately 1,600 labor claims against the Company. These claims involve mainly the payment of overtime, and health exposure or hazard premium, none of them involving a significant amount on an individual basis.

13. Income and Social Contribution Taxes

Income tax and social contribution tax were calculated at applicable rates, as shown below:

a) Reconciliation of expenses related to income and social contribution taxes

	Company		Consolidated
	2003	2002	2003	2002
Income before taxation/profit sharing	580,405	222,182	576,291	245,384
Employees' and executives profit sharing	(141,300)	(24,289)	(141,793)	(24,678)
Interest on shareholders' equity	(145,310)	(65,063)	(145,310)	(65,063)
Income before income and social contribution taxes	293,795	132,830	289,188	155,643
Income and social contribution taxes at nominal rate	(99,890)	(45,162)	(98,324)	(52,919)
Adjustment to calculate the effective rate
Permanent differences:
Equity pickup	119,160	74,012	114,950	57,242
Interest on shareholders' equity of subsidiaries	-	-	1,367	1,086
Others	(376)	762	(569)	(981)
Provision for income and social contribution taxes on foreign subsidiary profits	(5,508)	8,621	(5,508)	8,621
Income and social contribution taxes at effective rate	13,386	38,233	11,916	13,049

b) Composition of deferred income and social contribution taxes

	Company		Consolidated
	2003	2002	2003	2002
Assets:
Deferred taxes:
Provision for contingencies	24,644	18,948	24,644	18,948
Employees bonus accrual	47,751	-	47,751	-
Provision for deferred taxes on exchange variation	9,860	-	9,860	-
Provision for loss on property, plant and equipment	4,123	-	4,123	-
Allowance for doubtful accounts	4,971	-	4,971	-
Tax losses	21,297	42,490	21,297	42,490
Summer plan depreciation	4,556	5,972	4,556	5,972
Others	2,378	6,134	4,969	6,783
Employees' benefits plan	24,435	21,468	24,435	21,468
Total deferred tax assets	144,015	95,012	146,606	95,661
Liabilities:
Deferred taxes:
Depreciation - rural activity	9,802	8,433	9,802	8,433
Pension Plan - CVM/371	-	39,094	-	39,094
Total deferred tax liabilities	9,802	47,527	9,802	47,527
Total taxes, net	134,213	47,485	136,804	48,134
Short-term portion, net	65,567	25,693	65,567	25,693
Long-term portion, net	68,646	21,792	71,237	22,441

c) Projections for realization of deferred income and social contribution taxes

Consolidated
Maturity	2003
2004	65,857
2005	13,019
2006	10,670
2007	6,928
2008	7,721
2009 and afterwards	42,411
146,606

14. Shareholders' Equity

a) Capital

Subscribed and paid-in capital is represented by the following number of shares at December 31, 2003 and 2002:

Common shares	257,000,000
Preferred shares	426,000,000
Total shares	683,000,000
Preferred shares in treasury	(304,288)
Total outstanding shares	682,695,712

b) Statutory reserves

Under the bylaws, 5% of net income is allocated to Research and Development, and 15% to 60% of net income is allocated to Expansion, with both cases subject to the approval of the General Shareholder's Meeting.

c) Treasury stock

The company's treasury stock consists of 304 lots of 1,000 preferred shares for future sale and/or cancellation.

d) Shareholders' remuneration

	2003	2002
Net income for the year	452,491	236,126
Legal reserve	(22,625)	(11,806)
Calculation basis	429,866	224,320
Distributions to shareholders:
- Interest on shareholder's equity (net of tax withholdings of R$ 7,061) paid on 08/15/2003:	40,013	-
- Interest on shareholder's equity (net of tax withholdings of R$ 15,508) provisioned on 12/31/2003, to be paid on 02/16/2004:	87,872	-
- Dividends and interest on shareholder's equity (net of tax withholdings of R$9,761) paid in 2002.	-	66,906
TOTAL	127,885	66,906
Percentage in relation to the calculation basis	29.75%	29.83%
Interest on shareholder's equity/dividends per thousand shares - R$:
Preferred shares	R$ 193.98	R$ 101.48
Common shares	R$ 176.36	R$ 92.25

e) Market value

The market value of Sadia S.A. shares according to the 2003 average quotation of shares negotiated on the São Paulo Stock Exchange - BOVESPA, corresponded to R$3,980.00 per thousand shares at December 31, 2003 (R$1,360.00 at December 31, 2002). Net equity on that date was R$2,190.12 per thousand shares (R$1,851.03 at December 31, 2002).

f) Appropriation of net income for the year

The company's net income for 2003 amounted to R$452,491, which was appropriated as follows: Income reserves in the amount of R$302,037 is composed as follows: a) Legal reserve - R$22,625; b) Expansion reserve - R$256,787 and c) research and development reserve - R$22,625. Interest on shareholders' equity and dividends were distributed to shareholders in the total amount of R$150,454.

g) Shareholdings (unaudited)

• Composition of shareholders of Sadia S.A. with more than 5% of voting shares, including individuals, at December 31, 2003 is as follows:

Shareholders	Common	%	Preferred	%	Total	%
Fundação Attilio F. X. Fontana (*)	24,998,558	9.73%	6,970,000	1.64%	31,968,558	4.68%
Osório Henrique Furlan (*)	14,378,172	5.59%	557,127	0.13%	14,935,299	2.19%
Sunflower Participações S.A. (*)	32,018,789	12.46%	-	-	32,018,789	4.69%
Other shareholders (*)	103,720,372	40.36%	43,756,612	10.27%	147,476,984	21.59%
Bradesco Vida e Previdência S.A.	18,191,148	7.08%	-	-	18,191,148	2.66%
Other shareholders	63,692,961	24.78%	374,411,973	87.89%	438,104,934	64.15%
Treasury stock	-	-	304,288	0.07%	304,288	0.04%
TOTAL	257,000,000	100%	426,000,000	100%	683,000,000	100%
(*) Shareholder agreement participants

• Shareholding of Sunflower Participações S.A. at December 31, 2003 is as follows:

Shareholders	Common	%	Preferred	%	Total	%
Maria Aparecida Cunha Fontana	14,084,143	43.99%	-	-	14,084,143	43.99%
Attilio Fontana Neto	5,716,562	17.85%	-	-	5,716,562	17.85%
Walter Fontana Filho	6,739,660	21.05%	-	-	6,739,660	21.05%
Vânia Cunha Fontana	5,478,424	17.11%	-	-	5,478,424	17.11%
TOTAL	32,018,789	100%	-	-	32,018,789	100%

• Shareholding of Bradesco Vida e Previdência S.A. at December 31, 2003:

Shareholders	Common	%	Preferred	%	Total	%
Bradesco Seguros S.A.	791,364,365	100%	-	0%	791,364,365	100%
TOTAL	791,364,365	100%	-	0%	791,364,365	100%

• Shareholding of Bradesco Seguros S.A. at December 31, 2003:

Shareholders	Common	%	Preferred	%	Total	%
Banco Bradesco S.A.	625,315	99.70%	-	-	625,315	99.70%
Other shareholders	1,862	0.30%	-	-	1,862	0.30%
TOTAL	627,177	100%	-	-	627,177	100%

•Shareholding of Banco Bradesco S.A. at December 31, 2003:

Shareholders	Common	%	Preferred	%	Total	%
Cidade de Deus Cia. Cial. de Participações	381,004,321,232	47.69%	103,800,000	0.01%	381,108,121,232	24.03%
Fundação Bradesco	128,962,162,121	16.14%	18,965,391,856	2.41%	147,927,553,977	9.33%
Banco Bilbao Vizcaya Argentaria S.A.	39,947,002,894	5.00%	39,346,968,271	5.00%	79,293,971,165	5.00%
Other shareholders	249,026,571,625	31.17%	728,523,205,301	92.58%	977,549,776,926	61.64%
TOTAL	798,940,057,872	100%	786,939,365,428	100%	1,585,879,423,300	100%

• Shareholding of Cidade de Deus Cia. Comercial de Participações at December 31, 2003:

Shareholders	Common	%	Preferred	%	Total	%
Nova Cidade de Deus Participações S.A.	2,024,355,762	43.16%	-	-	2,024,355,762	43.16%
Fundação Bradesco	1,533,275,100	32.69%	-	-	1,533,275,100	32.69%
Lia Maria Aguiar	417,744,408	8.91%	-	-	417,744,408	8.91%
Lina Maria Aguiar	417,744,408	8.91%	-	-	417,744,408	8.91%
Other shareholders	296,732,822	6.33%	-	-	296,732,822	6.33%
TOTAL	4,689,852,500	100%	-	-	4,689,852,500	100%

• Shareholding of Nova Cidade de Deus Cia. Participações S.A. at December 31, 2003:

Shareholders	Common	%	Preferred	%	Total	%
Fundação Bradesco	79,788,134	46.30%	182,599,157	98.35%	262,387,291	73.29%
Elo Participações S.A.	92,534,341	53.70%	-	-	92,534,341	25.85%
Caixa Beneficente dos Funcionários do Bradesco	-	-	3,066,950	1.65%	3,066,950	0.86%
TOTAL	172,322,475	100%	185,666,107	100%	357,988,582	100%

• Shareholding of Elo Participações S.A. at December 31, 2003:

No shareholder on an individual basis has more than 5% of the Company's voting shares

	Common	%	Preferred	%	Total	%
Total	103,033,675		61,148,836		164,182,511

• Shares held by controlling shareholders, board of directors members, directors and audit committee members of Sadia S.A. at December 31, 2003:

	Common	%	Preferred	%	Total	%

Controlling shareholders	175,115,891	68.14%	51,283,739	12.04%	226,399,630	33.15%
Board of directors members *	8,208,978	3.19%	6,014,347	1.41%	14,223,325	2.08%
Directors *	11,915	0.00%	376,001	0.09%	387,916	0.06%
Audit committee members	1,629	0.00%	528	0.00%	2,157	0.00%
TOTAL	183,338,413		57,674,615		241,013,028
(*) Excludes shareholders who are members of the controller group

• Shares held by controlling shareholders, board of directors members, directors and audit committee members of Sadia S.A. at December 31, 2002:

	Common	%	Preferred	%	Total	%
Controlling shareholders	172,540,340	67.14%	56,574,662	13.28%	229,115,002	33.55%
Board of directors members *	8,705,831	3.39%	6,006,182	1.41%	14,712,013	2.15%
Directors *	11,915	0.00%	641,001	0.15%	652,916	0.10%
Audit committee members	11,859	0.00%	301,913	0.07%	313,772	0.05%
TOTAL	181,269,945		63,523,758		244,793,703
(*) Excludes shareholders who are members of the controller group

• Outstanding shares of Sadia S.A. at December 31, 2003:

	Common	%	Preferred	%	Total	%
Outstanding shares	81,884,109	31.86%	374,411,973	87.89%	456,296,082	66.81%
Total	257,000,000	100%	426,000,000	100%	683,000,000	100%

15.Financial Income (Expenses), Net

	Company		Consolidated
	2003	2002	2003	2002
Financial expenses:
Interest	(325,759)	(183,882)	(341,066)	(214,952)
Monetary variations - liabilities	(17,010)	(32,256)	(17,021)	(36,009)
Exchange variations - liabilities	265,750	(392,593)	264,367	(413,113)
Others	(87,104)	(52,494)	(91,321)	(66,758)
	(164,123)	(661,225)	(185,041)	(730,832)
Financial income:
Interest	252,224	85,331	443,299	182,253
Monetary variations - assets	10,573	49,949	5,490	60,426
Exchange variations - assets	(281,446)	277,794	(147,856)	284,127
Others	20,085	9,127	32,820	20,663
	1,436	422,201	333,753	547,469
	(162,687)	(239,024)	148,712	(183,363)

16. Risk Management and Financial Instruments

Company operations are exposed to market risks, principally in relation to exchange rate variations, credit risk and grain purchase prices. These risks are permanently monitored by specific committees, composed of members of the Board of Directors who are responsible for defining the Board's risk management strategy by determining the position and exposure limits.

a) Exchange rate risk

The exchange rate risk for loans, financing and any other payables denominated in foreign currency is hedged by short-term investments denominated in foreign currency and by derivative financial instruments, such as rate swaps (dollar to CDI) and future market agreements, in addition to receivables in U.S. dollars from exports, which also reduce exchange variations by serving as a "natural hedge".

The company's exposure to the foreign currency variations (principally U.S. dollars) is presented below:

	Consolidated
Assets and liabilities in foreign currency	2003	2002
Cash and short-term investments	1,440,480	1,190,192
Trade accounts receivable	254,982	207,946
Trade accounts payable	(31,091)	(42,396)
Loans and financing	(2,009,105)	(2,388,917)
Swap contracts (dollar to CDI)	990,107	812,280
	645,373	(220,895)

Derivative Instruments	Position	Payment schedule
	12/31/03	2004	2005	2006	2007	2008
Exchange rate contracts
Base value - R$	990,107	416,135	314,038	244,282	9,218	6,434
Vase value - US$	329,953	126,999	107,863	90,169	2,899	2,023
Receivables/payables
Asset	59,348	1,914	26,250	29,790	821	573
Liability	(220,810)	(86,430)	(60,538)	(69,607)	(2,494)	(1,741)
Futures contracts - U.S. dollars
Purchased position - US$	34,000	-	-	-	-	-
Sold position - US$	169,000	-	-	-	-	-
Future contracts - corn (Volume-R$)
Long position	269	-	-	-	-	-
Short position	91	-	-	-	-	-
Futures market contracts
Receivables	13,998	-	-	-	-	-
Payables	(8,153)	-	-	-	-	-

b) Credit risk

The Company is potentially exposed to credit risk in relation to its trade accounts receivable, long- and short-term investments and derivative instruments. The Company limits the risk in relation to these financial instruments by subjecting them to the control of highly rated financial institutions that operate within the limits pre-established by credit and financing committees.

The concentration of credit risk with respect to accounts receivable is minimized due to the pulverization of the client base and the credit concession to clients with solid financial and operational ratios. Generally, the Company does not require a guarantee for accounts receivable. Allowance for doubtful accounts was established based on losses on receivables expected by the management.

Expenses with doubtful accounts totaled R$5,030 for the year ended December 31, 2003 (R$24,956 in 2002).

In an effort to reduce its credit risk and financial indebtedness, the Company structured an operation in 2003 to obtain a rotating credit line in the amount of up to US$55 million with a validity of 12 months and renewable by mutual agreement for 12 additional months through the transfer of the Company's export receivables and with an operation cost interest rate of 2.125% p.a. + Libor. Credit insurance was purchased for a period of up to 13 months from the closing date of operation in order to eliminate credit risks (client and country), covering 90% of the bank payments in case of damages. In December 2003, the value of transferred receivables amounted to approximately US$45 million.

In addition, a Credit Rights Investment Fund (CRIF) was established in the domestic market. The fund, which is managed by Concórdia S.A. Corretora de Valores Mobiliários, Câmbio e Commodities and has a total paid-in shareholders' equity of R$150,000, holds the following interest: R$120,000 by Banco Rabobank, R$20,000 by Attilio Fontana Foundation and R$10,000 by Sadia S.A., whose resources are allocated to the acquisition of Sadia S.A. domestic market receivables with a discounted cost equivalent to 95% of the CDI for the senior quota. In December 2003, the value of receivables acquired by the fund amounted to approximately R$106,000.

c) Grain purchase price risks

The Company operations are exposed to volatility in price of grains (corn and soybean) used in the preparation of fodder for its breeding stock. The price variation results from factors that are beyond management control, such as climatic factors, the harvest volume, transport and storage costs and government agricultural policies, among others. The Company maintains a risk management strategy in accordance with its inventory policy through physical control, which includes advanced purchases in harvest periods aligned with future market operations.

d) Estimated market value

Financial assets and liabilities are presented in the balance sheet at cost plus accrued income and expenses and are stated according to their corresponding expected realization or settlement.

The consolidated nominal value of the derivatives at December 31, 2003, estimated based on market price quotations for similar contracts, approximated corresponding book values. Estimated market values of financial instruments as compared to accounting balances are presented in the table below:

	Consolidated
	2003		2002
	Book value	Market value	Book value	Market value
Cash	230,403	230,403	142,983	142,983
Short-term investments - local currency	1,078,790	1,078,790	993,064	993,064
Short-term investments - foreign currency	1,301,768	1,302,726	1,179,089	1,002,421
Trade accounts receivable	487,705	487,705	415,212	415,212
Loans and financing	2,918,331	2,918,331	3,207,664	3,207,664
Trade accounts payable	377,849	377,849	250,400	250,400

e) Financial Indebtedness

Financial indebtedness comprises financial assets (cash, banks and short-term investments) and financial liabilities (loans), adjusted by the nominal values of currency exchange contracts (dollar x CDI) in the value of R$416,135 (R$284,147 at December 31, 2002) in the short-term and R$573,972 (R$528,133 at December 31, 2002) in the long-term, as shown below:

	Consolidated
	2003			2002
	Assets	Liabilities	Net balance	Assets	Liabilities	Net balance
Short-term
Local currency	1,073,340	802,090	271,250	1,057,623	814,424	243,199
Foreign currency	1,300,661	613,247	687,414	255,161	1,188,080	(932,919)
	2,374,001	1,415,337	958,664	1,312,784	2,002,504	(689,720)
Long-term
Local currency	97,141	1,097,243	(1,000,102)	67,321	816,603	(749,282)
Foreign currency	139,819	405,751	(265,932)	935,031	388,557	546,474
	236,960	1,502,994	(1,266,034)	1,002,352	1,205,160	(202,808)
Net debt	2,610,961	2,918,331	(307,370)	2,315,136	3,207,664	(892,528)

17. Non-operating Results

The non-operating results are substantially represented by the decrease due to obsolescence and provisions for losses from fixed, deactivated assets.

18. Employees' and Executives Profit Sharing

The Company grants its employees and executives sharing in profits (employees) and results (executives) connected to specific objectives that are established and agreed upon at the beginning of each year.

19. Insurance (unaudited)

The Company and its subsidiaries have adopted a policy of maintaining insurance coverage at levels that the management considers adequate to cover any risks related to liability or damages involving their assets. Due to the characteristics of the operations carried out in multiple locations, the management takes out insurance for maximum possible loss in a single event, which covers fire, comprehensive general liability and miscellaneous risks (storms, lightning and floods). The Company also takes out insurance for the transportation of goods, personal injury and vehicles.

20. Transactions with Related Parties

Transactions with related parties are carried at normal market prices and conditions similar to those with third parties. Intercompany balances presented in the balance sheet as of December 31, 2003 and 2002 are set out below.

	Balance Sheet Accounts
Company	Current Assets		Noncurrent assets		Current liabilities		Noncurrent Liabilities
	2003	2002	2003	2002	2003	2002	2003	2002
Sadia International Ltd.	42,862	213,978	28,036	27,110	(13,001)	(23,036)	-	-
Sadia Argentina S.A.	-	2,243	-	-	-	-	-	-
Sadia Alimentos S.A.	276	-	-	-	-	-	-	-
Sadia Uruguay S.A.	591	1,021	-	-	-	-	-	-
Sadia Chile S.A.	1,241	611	-	-	-	-	-	-
Laxness F. C. P. A. S.A.	495,978	125,584	-	-	-	-	-	-
Concórdia C.V.M.C.C.	1,710	2,716	-	-	-	-	-	-
BRF Trading S.A.	-	80	-	-	-	-	-	-
Rezende Óleo Ltda.	-	-	-	-	-	-	(685)	(823)
Rezende Marketing Ltda.	-	-	51	50	-	-	-	-
	542,658	346,233	28,087	27,160	(13,001)	(23,036)	(685)	(823)

	Statement of Income Accounts
Company	Purchase		Sale		Financial
	2003	2002	2003	2002	2003	2002
Sadia International Ltd.	-	-	339,173	972,636	(1,340)	(1,495)
Sadia Argentina S.A.	-	-	1,463	2,561	-	-
Sadia Alimentos S.A.	-	-	3,158	-	-	-
Sadia Uruguay S.A.	-	-	3,588	2,924	-	-
Sadia Chile S.A.	-	-	9,511	10,556	-	-
Laxness F. C. P. A. S.A.	-	-	1,342,215	290,786	-	-
Granja Rezende S.A.	-	(447,549)	-	33,612	-	-
	-	(447,549)	1,699,108	1,313,075	(1.340)	(1.495)

21. Private Pension Plan

a) Social security plan

The Company and its subsidiary Concórdia S.A. C.V.M.C.C. are the sponsors of a supplementary defined contribution social security plan for employees managed by the Attilio Francisco Xavier Fontana Foundation.

The supplementary pension benefit is defined as the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of the pension paid by the National Institute of Social Security. The supplementary benefit is updated on the same base date and in accordance with the rates applicable to the main activity category of the Company, discounting actual gains.

The actuarial system is that of capitalization for supplementary retirement and pension benefits and of simple apportionment for supplementary disability compensation. The Company's contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries and approved by the trustees of the Attilio Francisco Xavier Fontana Foundation.

At December 31, 2003 and 2002, the parent company contributions totaled R$1,892 and R$1,642 respectively, and for the consolidated portion, R$1,908 and R$1,741.

According to the Foundation's statutes, the sponsoring companies are jointly liable for the obligations undertaken by the foundation on behalf of its participants and dependents.

At December 31, 2003 the foundation had a total of 26,769 participants (31,456 in December 2002), of which 23,486 were active participants (28,293 in December 2002).

Information on the actuarial calculation of the social security plan is presented below:

	12/31/03	12/31/02
Composition of net assets
Present value of the actuarial liabilities	561,366	469,687
Fair value of plan assets	(756,642)	(545,770)
Unrecognized actuarial (gains) / losses	74,870	(38,899)
Net actuarial assets	(120,406)	(114,982)
Reconciliation of present liability value
Liability value at the beginning of year	469,687	390,377
Gross current cost of services (with interest)	16,806	16,244
Interest in actuarial liabilities	51,855	43,135
Benefits paid during the year	(24,096)	(19,643)
Liabilities - (Gains) / Losses	47,114	39,574
Liability value at the end of year	561,366	469,687
Reconciliation of fair value of assets
Fair value of assets at the beginning of year	545,770	497,258
Benefits paid during the year	(24,096)	(19,643)
Participant contributions during the year	5,955	5,089
Sponsor contributions made during the year	2,071	1,887
Asset earnings for the year	226,942	61,179
Fair value of assets at the end of year	756,642	545,770
Calculation of (Gains) / Losses
Value of losses at the beginning of year	38,899	-
Losses in actuarial liabilities	47,114	39,574
Gains in plan assets	(160,410)	(435)
Gains in employee contributions	(473)	(240)
(Gains) / Losses at the end of year	(74,870)	38,899

	12/31/03	12/31/02
Actuarial assumptions adopted in the calculation
Nominal discount rate for actuarial liabilities	11.30%	11.30%
Expected nominal earnings rate on assets	12.35%	12.35%
Estimated nominal growth rate for salaries	7.10%	7.10%
Expected nominal growth rate for benefits	5.00%	5.00%
Biometric table of general mortality	AT83
Biometric table of disability leave	TASA 1927
Expected rotation rate	3% aa
Probability of applying for retirement	55 years

b) Defined contribution plan

As from January 1, 2003, the Company began to adopt a new supplementary social security plans under the defined contribution arrangement for all those employees hired by Sadia and its subsidiaries. Under the terms of the regulation, plans are funded on an equitable basis so that the portion paid by the Company is equal to the payment made by the employee in accordance with a contribution scale based on salary bands that vary between 1.5% and 6% of the employee's remuneration, observing a contribution limit that is updated annually. The contributions made by the Company in 2003 totaled R$599.

c) Actuarial asset reversal

With the object of increasing the visibility of Sponsor Company commitment to Social Security Funds, the Brazilian Securities Commission - CVM published Resolution N° 371 on December 13, 2000. The Resolution requires the recording of employee benefits and is aimed principally at recognizing the actuarial liabilities resulting from these benefits.

At December 31, 2001, the Company officially recognized the actuarial asset, as prescribed by Resolution N° 371 and not applicable to the long-term, in compensation of shareholders' equity and without effecting the result for that year. The effect on shareholders' equity after taxes was an increase of R$ 70,541. This asset was recorded based on the prospect of its realization through the future reduction in Foundation contributions. During 2002 and 2003, the Company reduced its contributions to the Foundation to the minimum prescribed by legislation. However, the plan assets continued to have a high valuation, principally the portfolio shares, which have generated an even higher actuarial surplus and made the realization of the assets recorded in 2001 improbable.

In this way, Sadia decided to reverse the initial adjustment of the actuarial asset in the amount of R$70,541, net of income and social contribution taxes as an offset to shareholders' equity without affecting 2003 results. With the support of the technical consultation performed by the CVM (process number RJ2003/12478), Management decided that the direct reversal in shareholders' equity instead of the annual results was the best way to correctly interpret the instruction and reflect the present operational situation of the Company without affecting its results and consequently its shareholders, who could have been affected in case of recording profits and losses, which would in turn reduce the results for the fiscal year.

d) Employee Benefit Plan

In addition to the pension plan, the Company's human resources policy addresses the following benefits:

• Payment of the penalty in connection with the Government Severance Indemnity Fund for Employees upon retirement;
• Seniority bonus;
• Payment of indemnification for dismissal;
• Payment of indemnification for retirement.

These benefits are due to a single payment upon the employee's retirement or dismissal, with the values resulting from the actuarial calculation. The amount accrued at December 31, 2003 reaches R$71,868 (R$63,142 at December 31, 2002).

22. Additional Information

The statements of cash flow and added value are presented as additional information to the annual financial information.

a) Statement of Cash Flow

The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions established in the NPC 20 of the Brazilian Institute of Independent Auditors - IBRACON.

	Company		Consolidated
	2003	2002	2003	2002
Net income for the year	452,491	236,126	446,763	234,092
Adjustments to reconciled net income to cash generated by operating activities:
Variation in minority interest	-	-	349	337
Accrued interest, net paid interest	(11,677)	276,105	55,065	185,569
Depreciation, amortization and depletion allowances	134,990	113,924	137,062	122,485
Equity pickup	(350,469)	(217,681)	64,292	(89,314)
Deferred taxes	(86,728)	(24,470)	(88,670)	2,978
Contingencies	8,988	15,053	10,740	484
Permanent asset disposals	18,341	6,154	24,348	5,293
Variation in operating assets and liabilities:
Trade notes receivable	(286,364)	(93,303)	(79,228)	200
Inventories	(21,821)	(348,007)	(43,198)	(215,729)
Recoverable taxes, prepaid expenses and others	77,901	28,710	7,473	(59,431)
Assets for sale	12,997	(22,396)	12,950	-
Judicial deposits	(5,928)	(13,225)	(6,034)	(12,331)
Trade accounts payable	123,021	20,853	127,449	74,648
Advances from customers	(3,582)	(116)	(144)	(1,273)
Taxes payable, salaries payable and others	136,606	67,971	171,547	85,488
Net cash generated by operating activities	198,766	45,698	840,764	333,496
Investment activities:
Funds from the sale of permanent assets	5,025	4,934	5,032	7,530
Investments in subsidiaries	(3,036)	(15,505)	-	-
Purchase of permanent and deferred assets	(108,648)	(119,975)	(110,220)	(121,352)
Short-term investments	(1,661,418)	(1,293,202)	(4,011,977)	(1,498,696)
Investment redemption	1,612,495	587,120	3,496,783	773,391
Net cash from investment activities	(155,582)	(836,628)	(620,382)	(839,127)
Loans:
Loans received	1931,861	1,764,512	2,710,949	2,002,265
Loans repaid	(1,920,413)	(796,566)	(2,748,559)	(1,325,787)
Dividends paid	(95,352)	(73,794)	(95,352)	(73,794)
Net cash from loans	(83,904)	894,152	(132,962)	602,684
Cash at beginning of year	131,850	28,628	142,983	45,930
Cash at end of year	91,130	131,850	230,403	142,983
Net increase (decrease) in cash	(40,720)	103,222	87,420	97,053

b) Statement of Consolidated Added Value

The added-value statement presents generation and distribution of revenues as presented in the statement of income for the period. Said revenues were basically distributed among human resources, third-party capital, government and shareholders.

The added-value statement was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of São Paulo.

	Consolidated
	2003	2002
Revenues/Income	6,038,271	5,252,017
- Revenues generated by operations	5,828,599	4,638,559
. Sale of products, goods and services	5,828,599	4,638,559
- Income from third parties	209,672	613,458
. Other operating results	(39,985)	(23,827)
. Financial income	333,753	547,469
. Equity pickup	(64,292)	89,314
. Other nonoperating results	(19,804)	502
Raw materials from third parties	(2,902,888)	(2,230,186)
Services rendered by third parties	(1,053,651)	(976,235)
Added value to be distributed	2,081,732	2,045,596
Distribution of added value	2,081,732	2,045,596
- Human resources	780,441	545,510
- Interest on third-party capital	156,165	703,148
- Government	556,619	415,743
. ICMS	396,657	308,395
. PIS/COFINS	139,728	91,160
. Income and social contribution taxes	(11,916)	(13,049)
. CPMF and others	32,150	29,237
- Shareholders (Dividends)	150,454	76,667
- Retention	438,053	304,528
. Depreciation/Amortization/Depletion	137,062	122,485
. Retained profits	295,961	157,087
. Others	5,030	24,956

Board of Directors

Romano Ancelmo Fontana Filho	Chairman
Attílio Fontana Neto	Member
Osório Henrique Furlan	Member
Ottoni Romano Fontana Filho	Member
Sérgio Fontana dos Reis	Member
Marise Pereira Fontana Cipriani	Member
Karlos Heinz Rischbieter	Member
Alcides Lopes Tápias	Member
Vicente Falconi Campos	Member
Roberto Faldini	Member
Victor Bayard de Maura Fontana	Member

Officers

Walter Fontana Filho	Chief Executive Officer
Eduardo Fontana D'Ávila	Industrial Director
Gilberto Tomazoni	Marketing and Sales Director
Luiz Gonzaga Murat Júnior	Chief Financial Officer and Investor Relations Director
Flávio Riffel Schmidt	Information Technology Director
Alfredo Felipe da Luz Sobrinho	Institutional and Legal Relations Director
Adilson Serrano Silva	Human Resources Director
Antonio Paulo Lazzaretti	Development of Processes and Products Director
Artêmio Fronza	Grain and Fodder Purchase Director
Flávio Luís Fávero	Industrialized Production Director
Gilberto Meirelles Xandó Baptista	Marketing Director
Guilhermo Henderson Larrobla	International Sales Director - Middle East
Paulo Francisco Alexandre Striker	Logistics Director
Roberto Banfi	International Sales Director
Ronaldo Korbag Muller	Poultry Production Director
Valmor Savoldi	Supply Director

Cláudio Lemos Pinheiro	Jairo Aldir Wurlitzer	Giovanni F. Lipari
Corporate Controllership Manager	Accounting Manager CRC/SC 13.937	Accountant CRC 1SP201389/0-7